CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 37 to Registration Statement No. 333-56203 on Form N-1A of our report dated December 22, 2014, relating to the financial statements and financial highlights of the BlackRock International Fund, a series of BlackRock Series, Inc. (the “Fund”) and BlackRock Master International Portfolio, one of the series constituting BlackRock Master LLC, appearing in the Annual Report on Form N-CSR of the Fund for the year ended October 31, 2014. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania

February 26, 2015